Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-20539, No. 333-66347, No. 333-38346, No. 333-64054, No. 333-72466 and No. 333-100309) and Form S-3 (No. 333-88011) of Wild Oats Markets, Inc. of our report dated March 8, 2004, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

March 8, 2004